Exhibit 4.22

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2019, AECOM (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.01 per share (“Common Stock”).

The summary of the general terms and provisions of the Common Stock set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended by the Certificates of Amendment thereto (as amended, the “Certificate”), and Amended and Restated Bylaws (“Bylaws”), each of which is incorporated by reference as exhibits to the Annual Report on Form 10-K. For additional information, please read the Certificate and Bylaws and the applicable provisions of the General Corporation Law of Delaware (the “DGCL”).

Description of Common Stock

General.    The Certificate authorizes us to issue 300,000,000 shares of Common Stock.  Subject to the rights pertaining to any series of preferred stock, in the event of our liquidation, holders of our Common Stock are entitled to share ratably in our assets legally available for distribution after the payment of our debts. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights.  Subject to the rights of the holders of preferred stock, the holders of the Common Stock are entitled to receive dividends, when, as and if declared by our Board of Directors (the “Board”), from funds legally available for such dividend payments.

Delaware Law.    We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that such stockholder becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in employee stock plans) upon consummation of such transaction, or (iii) at or subsequent to the time such stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and Bylaws.    Various provisions of our Certificate and Bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate provides otherwise. Our Certificate does not expressly address cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our Certificate prohibits stockholder action by written consent. Our Bylaws also provide that special meetings of our stockholders (i) may be called at any time by the Board or by a committee of the Board which has been duly designated by the Board and whose powers and authority, as expressly provided in a resolution of the Board, include the power to call such meetings, and (ii) must be called by the Chairman of the Board or the Secretary of the Company upon the request of one or more persons that own at least 25% of the outstanding shares of the Company that are entitled to vote on the matter(s) to be brought before the proposed special meeting as of the record date fixed in accordance with the Bylaws, provided the requesting stockholder(s) satisfy the requirements specified in the Bylaws.

Voting Rights.    A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum at any meeting of stockholders except as otherwise provided by applicable law or by the Certificate. Prior to the Company’s 2020 annual meeting of stockholders, at any meeting of stockholders for the election of directors, when a quorum is present, a plurality of the votes of the shares of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors at such meeting of stockholders is sufficient to elect directors. Commencing with the Company’s 2020 annual meeting of stockholders, at any meeting of stockholders for the election of directors, including the 2020 annual meeting, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In all other matters, when a quorum is present at any meeting, the affirmative vote of the holders of a majority of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter at such meeting of stockholders shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate or the Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

Unless otherwise provided in the Certificate, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote (in person or by proxy) for each share held by such stockholder which has voting power upon the matter in question.

Proxy Access Provision of Our Bylaws.   The Bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees not to exceed the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in the Bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Annual Election of Directors.    We do not have a classified board of directors.  The full Board is subject to re-election at each annual meeting of our stockholders.

Limitations on Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Certificate includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•      for breach of duty of loyalty;

•      for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•      under Section 174 of the DGCL (unlawful dividends); or

•      for transactions from which the director derived improper personal benefit.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Certificate and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

Authorized But Unissued Shares.    Subject to the requirements of any stock exchange on which shares of our Common Stock may be listed, our authorized but unissued shares of Common Stock will be available for future issuance without the approval of holders of Common Stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Listing.    The Common Stock is traded on the New York Stock Exchange under the trading symbol “ACM.”